Exhibit 23.9

Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Amended n°1 Registration Statement (on Form F-4 and S-4) and related Prospectus of Compagnie Générale de Géophysique for the exchange offer of its outstanding 7 1/2% Senior Notes due 2015 and to the incorporation by reference therein of our report dated April 11, 2005, with respect to the consolidated financial statements of Compagnie Générale de Géophysique for the years ended December 31, 2004 and December 31, 2003 included in its amended Annual Report (on Form 20-F/A) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
Neuilly-sur-Seine and Paris La Défense, France
September 19, 2005

BARBIER FRINAULT & AUTRES
ERNST & YOUNG AUDIT	MAZARS & GUERARD

/s/ Pascal MACIOCE	/s/ Philippe CASTAGNAC

Pascal MACIOCE	Philippe CASTAGNAC